Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of September 7, 2012, by and between Northern Power Systems Utility Scale, Inc., a Delaware corporation (the “Company”), and Troy C. Patton (“Employee”) sets forth the terms and conditions of Employee’s employment with the Company.

WHEREAS, the Company wishes to employ Employee in the capacities and on the terms and conditions set out below, and Employee has agreed to enter into such employment, in the capacities and on the terms and conditions set forth below; and

WHEREAS, the Company and Employee have agreed to terminate the existing Employment Agreement dated as of March 16, 2009 between Employee and Northern Power Systems, Inc., and replace it with this Agreement.

NOW, THEREFORE, the Company and Employee, in consideration of the respective covenants set out below, hereby agree as follows:

1. Employment. Pursuant to the terms and conditions herein, the Company shall employ the Employee from April 23, 2012 until terminated as provided herein.

2. Duties and Responsibilities. Effective April 23, 2012, Employee will serve as the President and Chief Executive Officer of the Company and will report to the Company’s Board of Directors (the “Board”), and perform such duties, services, and tasks as requested by the Board, that are consistent with Employee’s general responsibility for the Company’s business. Employee likewise will serve as the President and Chief Executive Officer of the Company’s affiliates, Wind Power Holdings, Inc. and Northern Power Systems, Inc. and shall be a member of the Board of Directors of such companies and the Company. During Employee’s employment with the Company, Employee shall devote his full business time, attention and ability to the performance of his duties hereunder and shall not be employed in any other capacity, or render services to any other party, without the prior written consent of the Company; provided that Employee may continue to serve as an advisor to the Board of Directors of Dansolar A/S so long as such service does not interfere with Employee’s performance of his duties for the Company hereunder.

3. Compensation.

a. Base Salary. Effective September 7, 2012, the Company shall pay Employee a salary of three hundred and seventy-five thousand dollars ($375,000) annually, subject to any increases approved by the Board (“Base Salary”), payable in accordance with the Company’s normal payroll practices and subject to applicable taxes and withholding. Any changes in Base Salary shall be determined by the Board.

b. Stock Options. Employee previously has been granted stock options to purchase shares of the Common Stock of the Company and Northern Power Systems, Inc. pursuant to, and subject to the terms and conditions of, the Company’s 2011 Stock Option and Grant Plan and the Northern Power Systems, Inc. 2011 Stock Option and Grant Plan (the “Stock

Option Plans”), respectively. At the discretion of the Compensation Committee and the Board, additional option grants may be made on an annual basis with no less favorable vesting and exercise terms than those in the stock options previously granted to Employee.

c. For the year ending December 31, 2012, Employee shall receive a cash bonus (the “2012 Bonus”) of one hundred and seventy-five thousand dollars ($175,000) which shall be paid to Employee on or before January 15, 2013, provided that Employee has not voluntarily terminated his employment with the Company prior to December 31, 2012 (other than for Good Reason (as defined in Section 5(a)(v) below), and provided further that Employee’s employment with the Company has not been terminated for Cause (as defined in Section 5(a)(i) below. Commencing January 1, 2013, at the discretion of the Compensation Committee and the Board, an annual cash bonus, targeted at 50% of Base Salary, will be awarded based on performance as described by approved Management By Objective (“MBO”) scorecard goals. The amount of any individual bonus will be discretionary, based on the Board’s evaluation of individual performance as well as overall Company performance for the given year. All bonuses are subject to approval by the Board. Annual bonus pay out will occur by not later than March 15 of the following year.

d. Housing Allowance. The Company will provide Employee with a monthly allowance for housing in the Barre, Vermont area of between $1,250 and $1,500, and will reimburse Employee for his automobile mileage expenses incurred in traveling between his primary residence in Massachusetts and Barre, Vermont, on a tax free basis. Should Employee relocate his primary residence to Florida, the Company will reimburse Employee for his travel expenses between such new primary residence and the Company’s offices in Massachusetts and Vermont, on a tax free basis.

4. Benefits.

a. Health and Benefit Plans. Employee shall be eligible to participate in such medical, dental, disability, life insurance and other benefit plans as may be maintained by the Company from time to time, on the terms and conditions set forth in such plans.

b. Vacation. Employee shall be entitled to 20 days paid vacation per full calendar year, which shall accrue in accordance with the Company’s vacation policy as in effect from time to time. Subject to the provisions of the Company’s policy as in effect from time to time, up to 15 days of unused vacation time may be carried over to subsequent years. Accrued unused vacation time will be paid out upon termination of employment for any reason per the vacation policy.

c. Sick Leave. Employee shall be entitled to five (5) days of paid sick leave pursuant to Company policy.

d. Reimbursement for Business Expenses. Upon presentation of appropriate documentation, Employee shall be reimbursed, in accordance with the Company’s expense reimbursement policy, for all reasonable business expenses incurred in connection with Employee’s performance of services for the Company, but in no event later than the end of the calendar year next following the calendar year in which such reimbursable expenses are incurred.

5. Termination.

a. Generally. Employee’s employment with the Company may terminate for any of the following reasons, with or without any prior notice (and such notice shall not be required) unless otherwise indicated:

i. The Company may terminate Employee for any act or omission that constitutes “Cause.” For purposes hereof, “Cause” shall mean: (i) Employee’s willful failure substantially to perform his duties and responsibilities to the Company or deliberate violation of a material Company policy; (ii) Employee’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Employee of any proprietary information or trade secrets of the Company or any other party to whom Employee owes an obligation of nondisclosure as a result of his relationship with the Company; or (iv) Employee’s willful and material breach of his obligations under the Assignment of Inventions, Non-Disclosure and Noncompetition Agreement between Employee and the Company dated March 16, 2009 (the “Assignment Agreement”).

ii. The Company may terminate Employee without Cause or because of Employee’s death or “Disability”. For purposes hereof, “Disability” shall mean Employee’s failure to substantially perform his duties hereunder because of illness or injury for either four (4) consecutive months or an aggregate of six (6) months in any rolling twelve (12) month period, as determined in the reasonable judgment of an independent qualified physician selected by the Company to whom Employee or his personal representative (as the case may be) has no reasonable objection.

iii. Employee may resign from the Company other than for Good Reason, provided that in the case of such resignation, Employee shall have provided the Company with at least 60 days prior written notice and upon receipt of such notice, the Company may elect, in its discretion, to terminate the employment of Employee at any time following such notice. In the event the Company elects to terminate Employee following notice, Employee’s Base Salary and benefits (subject to customary employee participation) shall continue to be paid during the notice period.

iv. Employee may resign his employment with the Company for “Good Reason” upon written notice to the Company setting forth in reasonable detail the nature of the Good Reason. “Good Reason” shall mean: (i) any material breach of this Agreement by the Company or any successor to the Company which is not cured within fifteen (15) days after written notice by Employee to such breaching party; or (ii) failure of any successor to the Company to assume and agree to perform the Company’s obligations pursuant to the terms and conditions of this Agreement.

b. Payments Upon Termination by the Company for Cause. Upon the termination of Employee’s employment by the Company for Cause, Employee shall be paid any unpaid Base Salary and vacation accrual due and owed for periods prior to the termination and any outstanding expense reimbursements (collectively, the “Accrued Obligations”).

c. Payments Upon Termination by the Company for Death or Disability. Upon the termination of Employee’s employment by the Company because of Employee’s death or Disability, Employee (or, in the event of Employee’s death, Employee’s estate) shall be paid the Accrued Obligations and any bonus which had been awarded to Employee but not yet paid on the date of termination, including but not limited to the 2012 Bonus (prorated to the date of Employee’s death or disability if such event occurs prior to December 31, 2012).

d. Payments Upon Resignation by Employee. Upon the termination of Employee’s employment by the Company because of resignation by Employee, Employee shall be paid the Accrued Obligations and any bonus which had been awarded to Employee but not yet paid on the date of termination, provided that no portion of the 2012 Bonus shall be paid to Employee if the effective date of Employee’s resignation is before December 31, 2012.

e. Payments Upon a Termination by the Company without Cause or Resignation by Employee for Good Reason. Upon the termination of Employee’s employment by the Company without Cause or a resignation by Employee for Good Reason, Employee shall be paid the Accrued Obligations, any bonus which had been awarded to Employee but not yet paid on the date of termination, and a pro-rated bonus for the year in which the termination occurs for performance through the date of termination, as determined in good faith by the Compensation Committee and the Board pursuant to Section 3(c) above. The Company shall also provide Employee the following severance for twelve (12) months from the termination date or, if sooner, up to the commencement of subsequent employment (the “Severance Period”):

i. the Base Salary in effect at the time, payable in up to twelve (12) installments over the Severance Period beginning on the first payroll date following the expiration of the Revocation Period referenced below, and including any missed installments between the date of termination of employment and the first such payment date; and

all health and dental benefits, including the cost of COBRA continuation coverage for Employee and his eligible dependents during the Severance Period (subject to Employee’s payment of premiums at the active employee rate), payable beginning on the first payroll date following the expiration of the Revocation Period referenced below, and including any missed installments between the date of termination of employment and the first such payment date; provided that in the event that Employee obtains other employment that offers group health benefits, such payments by the Company under this Section 5.d.ii shall immediately cease (with the Base Compensation referenced in Section 5.d.i above, the “Severance Compensation”).

6. Severance Compensation Terms. Severance Compensation shall be payable on the dates on which such amounts would have been paid had Employee continued his employment hereunder, provided that Severance Compensation shall only be paid if the employee executes a general release (in a customary and reasonable form) of any and all claims against the Company and its affiliates, and continues to comply with the terms and conditions set forth in the Assignment Agreement, provided further that the noncompetition period set forth in Section 7(a) of the Assignment Agreement automatically shall be shortened to three (3) months. Employee will be provided a period of at least twenty-one (21) days to consider whether to execute the general release, and will be provided a seven (7) day post-execution period in which his agreement to it may be revoked (“Revocation Period”). The Company shall furnish Employee with the release within five (5) days follows the date of Employee’s termination of employment. In the event that Employee terminates employment on or after December 1 of a calendar year, the Severance Compensation will (subject to the effectiveness of the release) commence effective January 1 of the following calendar year and the first payment shall include the cumulative amount of payments that would have been made had the Severance Compensation commenced to be paid on the date of Employee’s termination of employment.

7. Change of Control Termination. If Employee is terminated without Cause or resigns for Good Reason within twelve (12) months following a Change of Control, as defined in the Stock Option Plans, in addition to the payments and Severance Compensation referenced in Section 5(e) above (subject to the provisions of Section 6), any then-unvested options issued to Employee shall immediately vest. For purposes of this Section 7 only, “Good Reason” shall mean, in addition to the provisions of Section 5(a)(v) above, an adverse change by the Company or any successor to the Company to Employee’s title, reporting relationships, work location, position, authority, duties or responsibilities which is not cured within fifteen (15) days after written notice by Employee and Employee deems such change to trigger “Good Reason”, it being understood and agreed that a sale or spin-off of a portion of the Company’s business operations shall not, by itself, constitute an “adverse change” for purposes of this definition.

8. Entire Agreement/Amendments. This Agreement embodies the entire understanding with respect to the subject matter hereof and supersedes all prior understandings and communications with respect to the matters herein except for the Assignment Agreement. This Agreement may not be modified except in writing signed by Employee and a duly authorized officer of the Company.

9. Governing Law. The validity, interpretation, construction, performance, and enforcement of this Agreement shall be governed by the laws of the state in which Employee’s principal place of employment is located without reference to that state’s choice of law rules.

10. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be interpreted in a manner so that no payment due to Employee shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. To the extent that any provision in the Agreement is ambiguous as to its compliance with Section 409A of the Code, or to the extent any provision in the Agreement must be modified to comply with Section 409A of the Code, such provision shall be read, or shall be modified (with the mutual consent of the parties), as the case may be, in such a manner so that no payment due to Employee shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code.

For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may Employee, directly or indirectly, designate the calendar year of any payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement be for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

Notwithstanding anything to the contrary herein, if a payment or benefit under this Agreement is due to a “separation form service” for purposes of the rules under Treas. Reg. § 1.409A-3(i)(2) (payments to specified employees upon a separation from service) and Employee is determined to be a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i)), such payment or benefit shall, to the extent necessary to comply with the requirements of Section 409A of the Code, be made or provided on the later of the date specified by the foregoing provisions of this Agreement or the date that is six months after the date of Employee’s separation from service (or, if earlier, the date of Employee’s death). Any installment payments that are delayed pursuant to this Section 10 shall be accumulated and paid in a lump sum on the first day of the seventh month following Employee’s separation from service, and the remaining installment payments shall begin on such date in accordance with the schedule provided in this Agreement.

This Section 10 shall survive the termination of this Agreement.

11. General Provisions.

a. Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified in writing to the other party hereto, in accordance with this Section 11(a).

If to the Company, to: 29 Pitman Road, Barre, VT 05641, Attention: General Counsel Facsimile: (802) 461-2997

If to Employee, at his last residence shown on the records of the Company or to such address as the Employee may designate in writing.

Any such notice shall be effective (i) if delivered personally, when received, (ii) if sent by overnight courier, when receipted for, (iii) if mailed, five (5) days after being mailed, and (iv) on confirmed receipt if sent by written telecommunication or telecopy, provided a copy of such communication is sent by regular mail, as described above.

b. Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

c. Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

d. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. The execution of this Agreement may also be by actual or electronic signature.

e. Assigns. This Agreement shall be binding upon and inure to the benefit of the Company’s successors and Employee’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by Employee, it being understood and agreed that this is a contract for Employee’s personal services.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

Northern Power Systems Utility Scale, Inc.:

By:	/s/ Elliot J. Mark
Elliot J. Mark
Vice President and General Counsel

Employee:

/s/ Troy C. Patton
Troy C. Patton